Exhibit A-3(b)

                   RESOLUTION ESTABLISHING SERIES OF SHARES OF
                GULF POWER COMPANY ADOPTED ___________ ___, 20___



         RESOLVED, That there shall be a series of Class A preferred stock consisting initially of _________ shares, designated as ___% Class A preferred stock. The rights and preferences of the shares of said series in those respects in which the shares thereof may vary from the shares of other series, shall be as follows:

(a) The rate of dividend shall be ___% per annum, the dividend payment dates shall be the first days of ___________, _____________, ______________ and
     ____________ in each year commencing _____________ 1, 20___, and the date from which dividends shall accumulate shall be the date of original issue;

(b) The prices at which shares may be redeemed shall be $______ per share if the date of redemption is on or prior to _______________, 20___, and $______ per share if the date of redemption is after __________________, 20___, plus accrued dividends in each case to the date of redemption; provided, however, that no share of the _____% Class A preferred stock shall be redeemed prior to ______________________, 20___, if such redemption is for the purpose or in anticipation of refunding such share directly or indirectly through the incurring of debt, or through the issuance of stock ranking equally with or prior to the ___% Class A preferred stock as to dividends or assets, if such debt has an effective interest cost to the corporation (computed in accordance with generally accepted financial practice) or such stock has an effective dividend cost to the corporation (so computed) of less than ____% per annum;

(c) The amount payable in event of involuntary liquidation shall be $___ per share, plus accrued interest;

(d) The amount payable in event of voluntary liquidation shall be an amount equivalent to the then current redemption price per share;

(e) The shares of such series shall not be, by their terms, convertible or exchangeable; and

(f) The shares of such series shall not be, by their terms, entitled to the benefit of any sinking or purchase fund.